                                                                     EXHIBIT 4.9

                            STOCK PURCHASE WARRANT
                            ----- ----------------

     This Warrant is issued this 22nd day of September, 1997, by MASTER GRAPHICS, INC., a Delaware corporation (the "Company"), to ALLAN R. BARTEL and any subsequent assignee or transferee hereof are hereinafter referred to collectively as "Holder" or "Holders"), JOHN P. MILLER, the sole shareholder of the Company (the "Shareholder") joins in this Agreement for purposes of the enforceability of the Rights conferred under Section 7 hereof.

                                  AGREEMENT:

     1.   Issuance of Warrant; Term.  In the event that Company or any of
          -------------------------
Company's successors or assigns (an "Affiliated Entity") shall cause to be made or shall be the subject of an initial public offering of its stock (an "IPO") within ten years from the date hereof, Holder shall have the option to acquire from the Company up to $1,875,000 of shares, with the precise number of shares being determined based upon the IPO price per share as follows:

     $1,875,000 divided by Initial IPO Price Per Share = Maximum Number of
                                                          Option Shares

     "Initial IPO" price shall mean the price established by the underwriters as the initial price of the first public stock offering made by the Company.

     The shares of Common Stock issuable upon exercise of this Warrant are hereinafter referred to as the Shares. The option described pursuant to this Paragraph 1 shall only be exercisable within ten (10) years from the date hereof, provided that there has been no acquisition or merger of the Company at the time of the IPO. The exercise of, or the failure to exercise, this Warrant in conjunction with an IPO shall terminate all other rights of Holder hereunder.

     2.   Exercise Price. The exercise price (the "Exercise Price") per Share
          ---------------
for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be the IP0 price of comparable capital stock of the Company.

     3.   Exercise. This Warrant may be exercised by the Holder hereof (but only
          ---------
on the conditions hereinafter set forth) as to all or any increment or increments upon delivery of written notice of intent to exercise to the Company at the following address: 2500 Lamar Avenue, Memphis, Tennessee 38114 or such other address as the Company shall designate in a written notice to the Holder hereof, together with this Warrant and payment to the Company of the aggregate Exercise Price of the Shares being purchased. The Exercise Price shall be payable by delivery of a certified check. Upon exercise of this Warrant as aforesaid, the Company shall as promptly as practicable, and in any event within fifteen (15) days thereafter, execute and deliver to the Holder of this Warrant a certificate or certificate for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to less than all of the Shares, the remaining Shares covered by this Warrant shall be null and void. Holder shall have the right to apply any amounts due or to become due to him under the terms of the 12% Subordinated Note from the Company to him of even date herewith toward payment of the amounts due for payment of the Exercise Price hereunder.

     4.   Covenants and Conditions.  The above provisions are subject to the
          ------------------------
following:

          (a) Neither this Warrant nor the Shares have been registered under the Securities Act of 1933, as amended ("Securities Act") or any state securities laws ("Blue Sky Laws"). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be sold or otherwise transferred without (1) an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, that registration is not required under the Securities Act or under any applicable Blue Sky Laws. Transfer of the Shares issued upon the exercise of this Warrant shall be restricted in the same manner and to the same extent as the Warrant and the certificates representing such Shares shall bear substantially the following legend:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER THE ACT AND SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR
          (11) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACTS AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER

     The Holder hereof and the Company agree to execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any shares of Common Stock issued upon exercise hereof with applicable federal and state securities laws.

          (b) The Company covenants and agrees that all Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validity issued and outstanding, fully paid and nonassessable, free from all taxes, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.

     5.   Transfer and Warrant.  Subject to the provisions of Section 4 hereof,
          --------------------
this Warrant may be transferred, in whole or in part, to any person or business entity, by presentation of the Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses incurred by it in connection with the preparation, issuance and delivery of Warrants under this Section.

     6.   Warrant Holder Not a Shareholder.  Except as otherwise provided
          --------------------------------
herein, this Warrant does not confer upon the Holder, as such, any right whatsoever as a shareholder of the Company.

     7.   Rights Upon Sale or Merger.
          --------------------------

     (a) For and in consideration of the benefits to be derived by him from the transaction for the purchase of all of the shares of The Argus Press, Inc. and for other good and valuable considerations the receipt of which is hereby acknowledged, the Shareholder (John P. Miller) agrees not to enter into any transaction that would result in the merger or acquisition of the Company or an Affiliated Entity unless prior to such sale such Shareholder shall give notice to Holder of its intention to effect such sale in order that Holder may exercise its rights under this Section 7 as hereinafter described. Such notice shall set forth the principal terms of the merger of acquisition.

     (b) In the event of any acquisition or merger of Company or an Affiliated Entity, pursuant to which the said Shareholder receives shares of stock of any company whose stock is traded on any exchange (the "Surviving Entity") during the ten year period commencing with the date hereof, Holder shall have the option to acquire from Shareholder for a purchase price per share equal to the price per share determined in connection with such acquisition or merger, a maximum number of shares up to that number pursuant to which the purchase price would equal $l,875,000, with the maximum number of shares which Holder shall have the option to purchase to be determined as follows:

  $1,875,000 divided by Price Per Share of Surviving Entity = Maximum Number of
                                                               Option Shares

     (c) The option described in this Section 7 shall only be exercisable within ten (10) years from the date of a merger or acquisition, provided there has been no IPO at the time of the merger or acquisition. The exercise of, or the failure to exercise, this Warrant in conjunction with an acquisition or merger of the Company or an Affiliated Entity shall terminate all other rights of Holder hereunder.

     8.   Article and Section Headings.   Numbered and titled article  and
          ------- --------------------
section headings are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Warrant

     9. Notice. Any and all notices, elections or demands permitted or required to be made under this Warrant shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, telexed, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or telecopy or two (2) business days after the date of mailing (or the next business day after delivery or telecopy or two (2) business days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purpose of this Warrant:.


     The Address of Holder is:  Allan R Bartel
                                338 W. Sibley
                                Park Ridge, Illinois 60068

                                with a copy to: Hamblet, Casey, Oremus & Vacin
                                                75 E.Wacker Drive Su 200
                                                Chicago, Illinois 60601
                                                Attention:  Michael J. Hamblet

     The Address of Company
     and Shareholder is:        Master Graphics, Inc.
                                2500 Lamar Avenue
                                Memphis, TN 38114
                                Attention: John P. Miller

     with a copy to:            Black Bobango & Morgan
                                530 Oak Court Drive, Suite 345
                                Memphis, TN 38117
                                Attention: Michael P. Morgan

     10.  Severability. If any provisions(s) of this Warrant or the application
          ------------
thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     11.  Entire Agreement. This Warrant between the Company and Holder
          -----------------
represents the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreement are merged herein.

     12.  Governing Law and Amendments. This Warrant shall be construed by and
          -----------------------------
enforced under the laws of the State of Tennessee applicable to contracts to be wholly performed in such State. No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto.

     13.  Counterparts. This Warrant may be executed in any number of
          -------------
counterparts and by different parties to this Warrant in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Warrant.

     14.  Jurisdiction and Venue. The Company hereby consents to the
          -----------------------
jurisdiction of the courts of the State of Tennessee and the United States District Court for the Western District of Tennessee, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising under this Agreement or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

     IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.


     COMPANY:
     --------

                              MASTER GRAPHICS, INC.,
                              a Delaware corporation


                              By: /s/ John P. Miller
                                 ----------------------------------------

                              Title:   President


     HOLDER:                  By: /s/ Allan R. Bartel
     -------                     ----------------------------------------
                                    ALLAN R. BARTEL

     IN WITNESS WHEREOF, the undersigned has executed or caused this Warrant to be executed as of the day first above written for the purposes of agreeing to the terms and conditions of Section 7 hereof.


     SHAREHOLDER:             By:/s/ John P. Miller
     ------------                ----------------------------------------
                                    JOHN P. MILLER